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                                  EXHIBIT 22


                      CHANTAL PHARMACEUTICAL CORPORATION

                            LISTING OF SUBSIDIARIES

                                                                       Ownership
                                                                       ---------

Chantal Chemical and Pharmaceutical Corporation, a Delaware Corporation    100%

Chantal Chemical Corporation, a Delaware Corporation                       100%

Chantal Pharmaceutical AG, a Swiss Corporation                             100%

Chantal Pharmaceutical GmbH, a German Corporation                          100%

Chantal Skin Care Corporation                                               90%

Chantal Media Corporation, a Delaware Corporation                          100%

Chantal Pharmaceutical Nederlands, a Holland Corporation                   100%

Chantal Skin Care Limited, a Hong Kong Corporation                         100%